Exhibit 10.1

Harvard Bioscience March 2, 2020 Chane Graziano 23610 Peppermill Court Bonita Springs, FL 34134 Mr. Graziano: This consulting agreement (this "Agreement") is made by and between Harvard Bioscience, Inc., a Delaware corporation (the "Company"), and Chane Graziano ("you") . 1. Consultation. In consideration of the Company's promises and undertakings in this Agreement, upon request, you will make yourself available to consult the Company on certain product strategies and potential director candidates being considered by the Board at reasonable times without interference with your personal or business activities . The Company will reimburse you for reasonable out - of - pocket travel expenses in accordance with this Agreement . 2. Voting. Until ninety (90) days following the termination of this Agreement, you or your representatives will vote all shares of common stock of the Company beneficially owned by you and your representatives (including shares owned in any trusts or other entities over which you have voting authority) in accordance with the Board's recommendations set forth in the Company's definitive proxy statement . 3. Confidential Information. The Company may provide you and your representatives with certain information about the Company that is confidential and proprietary, the disclosure of which could harm the Company and its affiliates . You agree to treat and keep, and to instruct your representatives to treat and keep, any such information strictly confidential, and that such obligations will survive the termination of this Agreement . You acknowledge that such information may include material non - public information under applicable federal and state securities laws, and that the United States securities laws prohibit any person in possession of material, non - public information from purchasing or selling securities of such issuer . Until ninety (90) days following the termination of this Agreement, each of the parties agrees that neither it nor any of its representatives may make any public statement about the other party, its representatives or the business of such other party with the prior written consent of the other party, except as required by law (including required SEC filings) . 4. Termination. This Agreement will remain in effect until either party terminates it by giving thirty (30) days' advance notice in writing or electronic mail to the other party, except as provided elsewhere in this Agreement. 5 . Miscellaneous . This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles . Exclusive jurisdiction and venue for any legal proceeding will exclusively lie in the Court of Chancery or the Federal courts sitting in the State of Delaware . 25488799v7 , l 84 October Hill Road • Holliston, Massachusetts 01746 - 1388 phone 508.893.8999 • fax 508.429.8478 www.harvardbioscience.com

Harvard Bioscience lf t h e terms of this Agreement are in accordance w i th your underst and i ng, please sign below and this Agreement will constitute a binding agreement among us. HARVARD BIOSCIENCE, INC. By: Name: J im Green , Title: Cha i rman, President and Chief Executive Officer Acknowledged and agreed to as of the date fi rst wr i tt en above: Chane Graziano 84 October Hill Road• Holliston, Massachusetts 01746 - 1388 phone 508.893.8999 • fax 508.429.8478 www.harvardbioscience.com

Harvard Bioscience If the terms of thiS A&reefflent are in accordance with your undetstandtns. please sign be , ow and thiS Agreement will constitute a binding asreement among us. HARVARD BIOSOENCE, INC. L By: ' Name;JimG Title: a,a·rman, President and Chief Executive Officer ledged and asreed to as of the date rst written above: Olane Graziano 84 October HiD Road • Holliston. Massachusalts 01748 - 1388 phone 508.893.8999 • fax 508.429.8478 .....,.., MaftlOMhifta,._,.,.. mm